424(B)(3)
                                                                        33-89510

The Equitable Life Assurance Society of the United States

SUPPLEMENT DATED MARCH 18, 2004 TO THE MAY 1, 2003 EQUI-VEST(R) EMPLOYER-SPONSORED RETIREMENT PROGRAMS PROSPECTUS, SUPPLEMENT TO PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR:

EQUI-VEST(R) TSA SERIES 100 AND 200 CERTIFICATES AND CONTRACTS (THE "MODIFIED TSA CONTRACTS") FOR BROWARD COUNTY PUBLIC SCHOOLS
--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced Prospectus, Supplement to Prospectus and SAI, as supplemented to date (together, the "Prospectus"), for EQUI-VEST(R) employer-sponsored retirement programs offered by The Equitable Life Assurance Society of the United States ("Equitable Life").

On or about March 18, 2004, Equitable Life will offer the Modified TSA Contracts as described below, to Participants in the TSA Plan for Broward County Public Schools. This Supplement describes the material differences between the Modified TSA Contracts and the EQUI-VEST(R) series 100 and series 200 contracts described in the Prospectus. Terms in this Supplement have the same meaning as in the Prospectus. Material differences between the Modified TSA Contracts and the TSA provisions described in the EQUI-VEST(R) series 100 and 200 Prospectus include the following:

A. ADMINISTRATIVE CHARGE. The annual administrative charge is waived; therefore, all references in the Prospectus to "annual administrative charge" or "administrative charge" are deleted in their entirety.

B. WITHDRAWAL CHARGES. The following changes are made to reflect the changes in circumstances under which withdrawal charges are imposed:

1. The next to the last bullet in "Additional features" under "EQUI-VEST(R) employer-sponsored retirement programs at a glance--key features" is deleted in its entirety and replaced by the following:

o Waiver of withdrawal charge under certain circumstances and contracts. See "Charges and expenses" later in this prospectus.

2. In the section "Charges and expenses" of the Prospectus, under "For SEP, SARSEP, TSA, EDC and Annuitant-Owned HR-10 contracts" the following is added after the bullet under the heading "No withdrawal charge applies under a TSA or EDC (subject to state availability) contract if:" FOR THE MODIFIED TSA CONTRACTS ONLY:

NO WITHDRAWAL CHARGE APPLIES FOR THE MODIFIED TSA CONTRACTS IF:

(1)  the Participant has retired from employment;

(2)  the Participant has separated from service at any time;

(3)  the Participant has reached age 59-1/2;

(4) the amount withdrawn is intended to satisfy the minimum distribution requirements;

(5) the employer certifies to us that the amount withdrawn is a "hardship withdrawal" pursuant to applicable Treasury Regulations;

(6)  the Participant is disabled (special federal income definition);

(7) we receive proof satisfactory to us that the Participant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician);

(8) the amount withdrawn is attributable to contributions that were made prior to 1/1/1989, and any earnings credited on such contributions prior to 1/1/1989;

(9) the Participant is rolling over funds as a result of one of the distributable events in (1), (2), (3) and (6) above and (10) below for spousal beneficiaries only, or rollover of unrestricted funds in (8) from EQUI-VEST to another third-party provider;

(10) the Participant dies and a death benefit is payable to the Beneficiary;

(11) the withdrawal is made to purchase a payout annuity from Equitable.

                FOR USE ONLY WITH TSA CERTIFICATES/CONTRACTS OF
                          BROWARD COUNTY PUBLIC SCHOOLS

    Copyright 2004. The Equitable Life Assurance Society of the United States
              1290 Avenue of the Americas New York, New York 10104
           All rights reserved. EQUI-VEST(R) is a service mark of The
             Equitable Life Assurance Society of the United States.
                                                                          x00754